Exhibit  23.3

INDEPENDENT AUDITORS' CONSENT


The  Board  of  Directors
Concurrent  Computer  Corporation

We consent to incorporation by reference in the registration statement on Form S-8 Concurrent Computer Corporation of our report dated July 31, 1999, relating to the balance sheets of Concurrent Computer Corporation as of June 30, 1999 and 1998, and the related statements of operations, redeemable preferred stock, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 1999, and all related schedules, which report appears in the June 30, 1999, annual report on Form 10-K of Concurrent Computer Corporation.




/s/  KPMG  LLP

KPMG  LLP



Atlanta,  Georgia
March  8,  2000


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